Exhibit 99.1

JOHNSON CONTROLS APPOINTS MARC VANDIEPENBEECK EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
▪Vandiepenbeeck Succeeds Olivier Leonetti at the end of January
CORK, Ireland, Jan. 16, 2024 -- Johnson Controls (NYSE: JCI), the global leader for smart, healthy and sustainable buildings, today announced the appointment of Marc Vandiepenbeeck as executive vice president and chief financial officer. Vandiepenbeeck succeeds Olivier Leonetti who will depart Johnson Controls for a role outside of the company. Leonetti’s last day will be Jan. 30, 2024. Vandiepenbeeck and Leonetti will work closely together to ensure a smooth transition and handover.
“Marc brings a wealth of experience to his new role. With deep finance expertise, an understanding of our customers, global markets, and operational knowledge, I am confident that we will continue to build on the foundations already in place to accelerate our growth and performance,” said Johnson Controls Chairman and CEO George Oliver.
“Olivier has been a prominent member of our leadership team, playing a critical role in our transformation journey as the leader in smart, healthy, and sustainable buildings. I want to take this opportunity to thank Olivier for his dedication and commitment to Johnson Controls. We wish him well in his future role and thank him for his service.”
Vandiepenbeeck joined Johnson Controls nearly 20 years ago and has held roles of increasing responsibility across the company's finance and treasury teams. Prior to his most recent operations role as vice president and president, EMEALA, he was chief financial officer for the Building Solutions North America business.
Additionally, Vandiepenbeeck led the financial management of the company’s strategic vectors of growth, providing critical business and finance partnership to the global services business, driving the acceleration of digital transformation, and supporting the growth of sustainability initiatives. He has held several international assignments in EMEA, the United States and Asia Pacific.
Vandiepenbeeck holds a bachelor's degree in business engineering from Universite Libre de Bruxelles in Belgium and a master's in science of management from the Solvay Brussels School of Economics and Management in Belgium.

INVESTOR CONTACT:	MEDIA CONTACT:

Jim Lucas	Trent Perrotto
Direct: 651.391.3182	Direct: 202.834.6353
Email: jim.lucas@jci.com	Email: trent.perrotto@jci.com
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About Johnson Controls:
At Johnson Controls (NYSE:JCI), we transform the environments where people live, work, learn and play. As the global leader in smart, healthy and sustainable buildings, our mission is to reimagine the performance of buildings to serve people, places and the planet.

Building on a proud history of nearly 140 years of innovation, we deliver the blueprint of the future for industries such as healthcare, schools, data centers, airports, stadiums, manufacturing and beyond through OpenBlue, our comprehensive digital offering.

Today, with a global team of 100,000 experts in more than 150 countries, Johnson Controls offers the world`s largest portfolio of building technology and software as well as service solutions from some of the most trusted names in the industry.

Visit www.johnsoncontrols.com for more information and follow @Johnson Controls on social platforms.

Caption: Marc Vandiepenbeeck